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                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
                                   EXHIBIT 21
                       LIST OF THE COMPANY'S SUBSIDIARIES

1)      Church & Dwight Ltd./Ltee
        Incorporated in Canada

2)      C & D Chemical Products, Inc.
        Incorporated in the State of Delaware,
        D/B/A Armand Products Company, a Partnership

3)      DeWitt International Corporation
        Incorporated in the State of Delaware

4)      Brotherton Chemicals Ltd.
        Incorporated in the United Kingdom

5)      Industrias Bicarbon De Venezuela, S.A.

        The Company's remaining subsidiaries, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 1995.